M~WAVE INCREASES REVENUE EXPECTATION FOR SECOND QUARTER

NAMES ROBERT DUKE DIRECTOR OF SALES AND MARKETING

BENSENVILLE, Ill., June 18 /PRNewswire/ -- M~Wave, Inc. (Nasdaq: MWAV - news), a value-added service provider of high performance printed circuit boards used in a variety of telecommunications applications for wireless and Internet communications, announced today that the company expects revenues to range from $12 million to $17 million for the second quarter ending June 30, 2001. The company previously forecasted revenues to range from $8 million to $12 million for second quarter 2001.

"The increase is directly related to better than expected shipments to Lucent Technology over the last quarter," said Joseph A. Turek, chairman and chief executive officer. "The telecommunications market continues to be soft, however, we are expanding into the industrial electronics market and see good growth potential there this year.

"Our expectation for 2001 annual sales continues to be between $60 million and $70 million. We are not expecting significant recovery in our markets until first quarter 2002." The company plans to release second quarter earnings on July 31, 2001 followed by its quarterly conference call on August 1, 2001, that can be heard on www.vcall.com.

M~Wave also announced that Robert Duke has joined the company as director of sales and marketing. Duke was previously employed by Kalmus, Inc., a printed circuit manufacturer based in Chicago. Duke's expertise lies in the industrial electronics marketplace for printed circuits sales. He will be instrumental in the growth of M~Wave's revenues in that segment of the market, noted Turek. Duke will accompany Turek and CFO Paul Schmitt in planned investor meetings this summer.

About M-Wave

Established in 1988 and headquartered in the Chicago suburb of Bensenville, Ill., M~Wave is a manufacturer of high performance printed circuits through its wholly owned subsidiary Poly Circuits. The Company's products are used in a variety of telecommunications applications for wireless and Internet communications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink II(TM). The Company trades on the Nasdaq SmallCap market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.

This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: dependence on key customers; economic conditions; dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.

For more information on M~Wave via fax, free of charge, dial 1-800-PRO-INFO and enter the ticker "MWAV".

SOURCE: M~Wave, Inc.